Exhibit 99.2

Contact:

Brian Denyeau, Investor Relations

ICR for MicroStrategy Incorporated

(703) 848-8600

ir@microstrategy.com

Michael Bizovi, VP Corporate Communications

MicroStrategy Incorporated

(703)-744-3373

mbizovi@microstrategy.com

MicroStrategy Announces Commencement of Modified Dutch Auction

Tender Offer to Purchase Up to $250 Million of Its Class A Common Stock

TYSONS CORNER, Va., August 11, 2020 — MicroStrategy® Incorporated (Nasdaq: MSTR) (“MicroStrategy”), the largest independent publicly-traded business intelligence company, today announced that it commenced a “modified Dutch Auction” tender offer to purchase up to $250 million in value of shares of its issued and outstanding class A common stock, par value $0.001 per share (each, a “Share,” and collectively, “Shares”), or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price not greater than $140.00 nor less than $122.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest. The tender offer is made in accordance with the terms and subject to the conditions described in the offer to purchase, the related letter of transmittal and other related materials, as each may be amended or supplemented from time to time.

The closing price of the Shares on The Nasdaq Global Select Market on August 10, 2020, the last full trading day before the commencement of the tender offer, was $123.62 per Share. The tender offer is scheduled to expire at 5:00 P.M., New York City time, on September 10, 2020, unless the offer is extended or terminated.

MicroStrategy believes that the repurchase of Shares pursuant to the tender offer is consistent with its capital allocation strategy and goal of maximizing value for its stockholders. Furthermore, MicroStrategy believes that the tender offer represents a more productive use of its cash. MicroStrategy believes that the modified Dutch auction tender offer also provides its stockholders with the opportunity to tender all or a portion of their Shares, and thereby receive a return of some or all of their investment in MicroStrategy, if they so elect.

The tender offer is not conditioned on any minimum number of Shares being tendered. However, the tender offer is subject to a number of other terms and conditions, which are described in detail in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the offer to purchase, the related letter of transmittal and other related materials, which will be mailed to stockholders of record promptly after commencement of the tender offer.

None of MicroStrategy, the members of its Board of Directors, the dealer manager, the information agent or the depositary, or any of their respective affiliates, makes any recommendation as to whether any stockholder should participate or refrain from participating in the tender offer or as to the purchase price or purchase prices at which stockholders may choose to tender their Shares in the tender offer.

The information agent for the tender offer is Georgeson LLC. The depositary for the tender offer is American Stock Transfer & Trust Co., LLC. The dealer manager for the tender offer is Morgan Stanley & Co. LLC. For all questions relating to the tender offer, please call the information agent, Georgeson LLC, toll-free at 1 (866) 828-4304; banks and brokers may call the dealer manager, Morgan Stanley & Co. LLC at 1 (855) 483-0952.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is the largest independent publicly-traded business intelligence company, with the leading enterprise analytics platform. Our vision is to enable Intelligence Everywhere™. MicroStrategy provides modern analytics on an open, comprehensive enterprise platform used by many of the world’s most admired brands in the Fortune Global 500. Optimized for cloud and on-premises deployments, the platform features HyperIntelligence®, a breakthrough technology that overlays actionable enterprise data on popular business applications to help users make smarter, faster decisions.

MicroStrategy, Intelligence Everywhere, and HyperIntelligence are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities of MicroStrategy, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities of MicroStrategy. MicroStrategy will be filing today a tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other related materials, with the United States Securities and Exchange Commission (the “SEC”). The tender offer will only be made pursuant to the offer to purchase, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. Stockholders should read carefully the offer to purchase, the related letter of transmittal and other related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, the related letter of transmittal and other related materials that MicroStrategy will be filing with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Georgeson LLC, the information agent for the tender offer, toll-free at 1 (866) 828-4304.

Forward-Looking Statements

This press release may include statements that may constitute “forward-looking statements,” including statements regarding the timing of commencement, expiration and closing of the tender offer, the amount and the pricing of the tender offer and other terms and conditions of the tender offer and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the extent and timing of market acceptance of MicroStrategy’s new offerings, including MicroStrategy 2020; impacts of the COVID-19 pandemic; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s other products in the marketplace; fluctuations in tax benefits or provisions; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; customers shifting from a product license model to a cloud subscription model; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the SEC. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.